Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 28, 2015 (except for Note 25 and the effects thereof, which is as of October 26, 2015), with respect to the consolidated financial statements of Xtera Communications, Inc. contained in the Prospectus, filed on November 13, 2015, relating to the Registration Statement on Form S-1 (File No. 333-207288), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Dallas, Texas

November 13, 2015